Exhibit 99.1
Developers Diversified Announces Cash Tender Offers
for Certain of Its Outstanding Notes
CLEVELAND, OH, August 13, 2009 — Developers Diversified Realty (NYSE:DDR) announced today that it has commenced three separate offers to purchase for cash the following series of Notes for an aggregate consideration of $200 million for the maximum aggregate principal amount of its:
1.	5.00% Notes due 2010 and 4.625% Notes due 2010 available for $70,000,000 (excluding accrued interest and subject to increase) at a purchase price determined as described below;

2.	5.25% Notes due 2011 and 5.375% Notes due 2012 available for $90,000,000 (excluding accrued interest and subject to increase) at a purchase price determined as described below; and

3.	5.50% Notes due 2015 and 7.50% Notes due 2018 available for $40,000,000 (excluding accrued interest and subject to increase) at a purchase price determined as described below.
In each of the offers to purchase, the price will be determined in accordance with a modified Dutch auction procedure on the terms and conditions set forth in the Offer to Purchase, dated August 13, 2009 (as it may be amended or supplemented from time to time, the “Offer to Purchase”).
The Company expects to purchase the Notes in the tender offers using cash on hand and available borrowings under its revolving credit facilities, as well as proceeds from assets sales and cash flow retained from operations.
Each series of Notes and other information relating to the Tender Offers are listed in the table below.

		Outstanding	Early	Total Consideration
		Principal	Participation	(Acceptable Bid
Notes	CUSIP No.	Amount	Payment(1)	Price Range)(1)(2)
2010 Notes
5.00% Notes due 2010	251591AL7	$193,574,000	$40.00	$960.00 - $990.00
4.625% Notes due 2010	251591AG8	$259,776,000	$40.00	$950.00 - $980.00
2011 and 2012 Notes
5.25% Notes due 2011	251591AK9	$185,169,000	$40.00	$940.00 - $980.00
5.375% Notes due 2012	251591AN3	$346,575,000	$40.00	$900.00 - $940.00
2015 and 2018 Notes
5.50% Notes due 2015	251591AM5	$200,000,000	$40.00	$800.00 - $840.00
7.50% Notes due 2018	25159NAW5	$100,000,000	$40.00	$830.00 - $870.00

(1)	Per $1,000 principal amount of Notes that are accepted for purchase.

(2)	Includes the Early Participation Payment. The price at the low end of the range constitutes the “Base Price” for each series of Notes.

Holders who validly tender (and do not validly withdraw) Notes pursuant to a Tender Offer at or prior to 5:00 P.M., New York City time, on August 27, 2009 (as may be extended by the Company, the “Early Participation Deadline”), will receive the applicable “Total Consideration,” including an early participation payment of $40.00 per $1,000 principal amount of Notes (the “Early Participation Payment”) tendered in such Tender Offer. Holders who validly tender (and do not validly withdraw) Notes after the Early Participation Deadline will not be eligible to receive the Early Participation Payment.
Each Tender Offer is scheduled to expire at midnight, New York City time, on September 11, 2009 (as may be extended by the Company, the “Expiration Time”). Tendered Notes may be withdrawn at any time at or prior to 5:00 P.M., New York City time, on August 27, 2009 (as may be extended by the Company, the “Withdrawal Deadline”), but not thereafter. Holders of Notes who tender their Notes after the Withdrawal Deadline for such Tender Offer, but at or prior to the Expiration Time for such Tender Offer, may not withdraw the Notes tendered pursuant to that Tender Offer.
The Total Consideration for each $1,000 principal amount of each series of Notes validly tendered (and not validly withdrawn) at or prior to the applicable Early Participation Deadline and accepted for purchase by the Company will be equal to the sum of: (1) the “Base Price” for that series of Notes and (2) the applicable Clearing Premium, which Clearing Premium will be determined for each Tender Offer pursuant to an independent modified Dutch Auction by consideration of the “bid price” specified by each holder that tenders Notes pursuant to such Tender Offer. The bid price for tendered Notes represents the minimum consideration a holder is willing to receive for those Notes and must fall within the acceptable bid price range specified in the table above.
The Tender Offer Consideration for each $1,000 principal amount of each series of Notes validly tendered (and not validly withdrawn) after the applicable Early Participation Deadline and at or prior to the applicable Expiration Time and accepted for purchase by us will consist of the Total Consideration for that series of Notes less the Early Participation Payment.
The Clearing Premium for a Tender Offer will be the lowest single premium at which the Company will be able to spend the applicable maximum payment amount for each Tender Offer by accepting all Notes validly tendered (and not validly withdrawn) with bid premiums (the amount by which each bid price exceeds the applicable Base Price) equal to or lower than the Clearing Premium. If the aggregate amount of Notes validly tendered (and not validly withdrawn) at or below the Clearing Premium would cause the Company to spend more than the applicable maximum payment amount for each Tender Offer, then holders of the Notes tendered at the Clearing Premium will be subject to proration as described in the Offer to Purchase.
The Company will pay accrued and unpaid interest on all Notes tendered and accepted for payment in the Tender Offers from the last interest payment date to, but not including, the date on which the Notes are purchased by the Company pursuant to the applicable Tender Offer.
The Tender Offers are conditioned upon the satisfaction or waiver of certain conditions as described in the Offer to Purchase.

The Company has retained Goldman, Sachs & Co. to act as the dealer manager for the Tender Offers and has retained Global Bondholder Services Corporation to act as the information agent and depositary for the Tender Offers. Questions regarding the Tender Offers should be directed to Goldman, Sachs & Co. at (800) 828-3182 (toll-free) or (212) 902-5183 (collect). Requests for documentation relating to the Tender Offers should be directed to Global Bondholder Services Corporation at (866) 952-2200 (toll-free) or (212) 430-3774 (banks and brokers only).
This press release is neither an offer to purchase nor a solicitation to buy any of these Notes nor is it a solicitation for acceptance of the Tender Offer. Developers Diversified Realty is making the Tender Offer only by, and pursuant to the terms of, the Offer to Purchase and the related Letter of Transmittal. The Tender Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of Developers Diversified Realty, the Dealer Manager or the Information Agent makes any recommendation in connection with the Tender Offer.
Developers Diversified as of June 30, 2009 owned and managed approximately 690 retail operating and development properties in 45 states, plus Puerto Rico, Brazil and Canada totaling approximately 151 million square feet. The Company is a self-administered and self-managed real estate investment trust (REIT) operating as a fully integrated real estate company which acquires, develops and leases shopping centers. Additional information about Developers Diversified is available on the Internet at http://www.ddr.com.
Contact:
Kate Deck
Investor Relations Director
Developers Diversified Realty
Main: (216) 755-5500
E-mail: Email Contact